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                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                            REGISTRATION NO. 333-41189


                        TRUE NORTH COMMUNICATIONS INC.

                                      AND

                    BOZELL, JACOBS, KENYON & ECKHARDT, INC.

                      SUPPLEMENT TO JOINT PROXY STATEMENT
                 AND NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                ---------------

                        TRUE NORTH COMMUNICATIONS INC.
                             PROSPECTUS SUPPLEMENT

                                ---------------

  This Supplement dated December 1, 1997 ("Supplement") to the Joint Proxy Statement/Prospectus dated November 26, 1997 ("Proxy Statement/Prospectus") is being furnished to the holders of Common Stock, $.33 1/3 par value ("True North Common Stock"), of True North Communications Inc., a Delaware corporation ("True North"), in connection with the solicitation of proxies by the Board of Directors of True North (the "True North Board") for use at its Special Meeting of Stockholders to be held at the Omni Chicago Hotel, Chagall Ballroom--Third Floor--Salon A, 676 North Michigan Avenue, Chicago, Illinois, on December 30, 1997, at 9:00 a.m., local time, and any adjournments thereof (the "True North Special Meeting").

  This Supplement is also being furnished to the holders of Class A Common Stock, par value $.001 per share, and Class B Common Stock, par value $.001 per share, of Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation ("Bozell"), in connection with the solicitation of proxies by the Board of Directors of Bozell for use at its Special Meeting of Stockholders to be held in the Second Floor Staircase Room at Bozell's offices at 40 West 23rd Street, New York, New York on December 30, 1997, at 10:00 a.m., New York time, and any adjournments thereof (the "Bozell Special Meeting").

  TRUE NORTH AND BOZELL STOCKHOLDERS SHOULD CONSIDER THE INFORMATION CONTAINED HEREIN TOGETHER WITH THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS BEFORE VOTING ON THE MATTERS TO BE PRESENTED AT THE TRUE NORTH SPECIAL MEETING OR THE BOZELL SPECIAL MEETING, AS THE CASE MAY BE. PLEASE CONTACT DALE F. PERONA, SECRETARY, TRUE NORTH COMMUNICATIONS INC., 101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611 (TELEPHONE NUMBER (312) 425-6500), IF YOU WOULD LIKE TO RECEIVE AN ADDITIONAL COPY OF THE PROXY STATEMENT/PROSPECTUS. THIS SUPPLEMENT IS BEING DELIVERED TO EACH TRUE NORTH AND BOZELL STOCKHOLDER ENTITLED TO RECEIVE NOTICE OF AND TO VOTE AT THE TRUE NORTH SPECIAL MEETING OR THE BOZELL SPECIAL MEETING, AS THE CASE MAY BE.

  On or about November 20, 1997, a complaint was filed by William Steiner (the "Steiner Complaint") individually and on behalf of a putative class of the public stockholders of True North in the Court of Chancery, New Castle County, State of Delaware (Case No. 16042-NC) against True North and each member of the True North Board other than the designee of Publicis Communication ("Publicis") on such Board (the "Publicis Designee"). The Steiner Complaint alleges, among other things, that the members of the True North Board named as defendants breached their fiduciary duties to True North stockholders by determining not to enter into negotiations with Publicis in response to the letter from Publicis to the True North Board dated November 10, 1997. See "THE MERGER--Background of the Merger--Publicis Offer" in the Proxy Statement/Prospectus. The Steiner Complaint seeks, among other things, to have the individual defendants ordered to undertake an evaluation of True North's alternatives and unspecified damages.

  Management of True North believes that the claims asserted in the Steiner Complaint are without merit and intends to vigorously defend such action.

  On or about November 26, 1997, a complaint (the "Publicis Complaint") was filed by Publicis in the United States District Court for the Northern District of Illinois (Civil No. 97C8263) against True North and the members of the True North Board (other than the Publicis Designee). The Publicis Complaint claims, among other things, that members of the True North Board named as defendants breached their fiduciary duties to True North stockholders by allegedly impeding the effective exercise of the stockholder franchise in connection with voting at the True North Special Meeting, by allegedly failing to maximize stockholder value, by allegedly placing their own interests ahead of stockholder interests and by allegedly taking unreasonable preemptive defensive measures. The Publicis Complaint seeks, among other things, an injunction to block the holding of the True North Special Meeting at which True North stockholders are to vote on, among other things, the Agreement and Plan of Merger dated July 30, 1997 (the "Merger Agreement") to which True North and Bozell are parties, and unspecified damages.

  Management of True North believes that the claims asserted in the Publicis Complaint are without merit and have been asserted as a hostile attempt to disrupt the merger contemplated by the Merger Agreement, and management intends to vigorously defend against such action.

  In True North's Notice of Special Meeting of Stockholders accompanying the Proxy Statement/Prospectus sent to True North stockholders, the reference in the first paragraph thereof to "December 23, 1997" as the date of the True North Special Meeting should be to "December 30, 1997."